Exhibit 99.1

Kraft Heinz Appoints Diane Gherson as New Independent Board Member

Former IBM CHRO and Harvard Business School Senior Lecturer to Join Board and Compensation Committee

PITTSBURGH & CHICAGO (Nov. 7, 2022) – The Kraft Heinz Company (Nasdaq: KHC) (“Kraft Heinz”) announced today that the Board of Directors (the “Board”) has appointed Diane Gherson as a director, effective November 3, 2022.

“The Board is delighted to appoint Diane Gherson, former Chief Human Resources Officer at IBM, to join the Kraft Heinz Board,” said Miguel Patricio, Chief Executive Officer and Chair of the Board of Directors of The Kraft Heinz Company. “With her 18 years in senior leadership positions at IBM, she brings expertise in redesigning management systems to help shape a culture of continuous learning, innovation and agility, which is experience that is especially valuable to the Board.”

The Board also appointed Gherson to the Board’s Compensation Committee.

As IBM’s CHRO, Gherson was responsible for the people and culture of IBM's more than 340,000-person workforce covering approximately 175 countries. In 2020, Gherson’s last year at the company, IBM was ranked #3 on Forbes 2020 World’s Best Employer list and #3 on the Wall Street Journal Management/Drucker Institute 2020 Best Managed Companies.

During her tenure as CHRO, IBM was engaged in a transformation and portfolio shift. Gherson oversaw the digital transformation of the company’s HR function, incorporating AI and automation across the company’s offerings, resulting in significant company savings. She championed the company’s global adoption of design thinking and agile methods at scale, as an example, driving a company-wide overhaul of performance management. Diane has also been an external advocate for social issues affecting employees.

Gherson is currently a senior lecturer at Harvard Business School and serves on the board of the National Academy of Human Resources. She also previously served on the board of Ping Identity Holding Corp., a software company, until it was acquired in October 2022.

“It is an honor to join the Kraft Heinz Board,” said Gherson. “Having been through a large-scale transformation in my time at IBM, I look forward to bringing key learnings to this position and supporting Kraft Heinz as it continues its strong growth.”

To learn more about Kraft Heinz, visit www.kraftheinzcompany.com.

About The Kraft Heinz Company

We are driving transformation at The Kraft Heinz Company (Nasdaq: KHC), inspired by our Purpose, Let's Make Life Delicious. Consumers are at the center of everything we do. With 2021 net sales of approximately $26 billion, we are committed to growing our iconic and emerging food and beverage brands on a global scale. We leverage our scale and agility to unleash the full power of Kraft Heinz across a portfolio of six consumer-driven product platforms. As global citizens, we're dedicated to making a sustainable, ethical impact while helping feed the world in healthy, responsible ways. Learn more about our journey by visiting www.kraftheinzcompany.com or following us on LinkedIn and Twitter.

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Kathy Krenger (Kraft Heinz Media)
kathy.krenger@kraftheinz.com

Anne-Marie Megela (Kraft Heinz Investors)
ir@kraftheinz.com